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                                                                   EXHIBIT 99.1

                           SANTA FE ENERGY RESOURCES

                            SAVINGS INVESTMENT PLAN

                               (FIRST AMENDMENT)

              WHEREAS, there is reserved to the Employee Benefits Committee of the Company as the Plan Administrator of the Santa Fe Energy Resources Savings Investment Plan (the "Plan") in Section 11.1 of the Plan the right to amend the Plan, subject to certain restrictions set forth therein; and

              WHEREAS, the Employee Benefits Committee deems it advisable to amend the Plan in the manner hereafter set forth;

              NOW, THEREFORE, this First Amendment to the Plan is hereby adopted effective as of May __, 1991:

              1. Section 2.13 of the Plan is amended by adding thereto the following paragraph:

                     "In addition, a U.S. citizen or resident employed by a foreign affiliate of the Company with respect to which the Company has entered into an agreement with the Internal Revenue Service pursuant to Section 3121(l) of the Code
                     (a "Covered Foreign Affiliate") shall be deemed to be in the Eligible Class (and shall be treated as an Employee of the Company) during the period he remains continuously employed by a Covered Foreign Affiliate, provided he was a Participant in the Eligible Class immediately prior to his employment with the Covered Foreign Affiliate or he is employed in a classification or position with a Covered Foreign Affiliate that has been designated in writing as being in the Eligible Class by the Plan Administrator, and provided further, that (1) no contributions under a funded plan of deferred compensation are made by any person other than the Company with respect to the remuneration paid to the employee by such Covered Foreign Affiliate and (2) such period of deemed Eligible Class employment shall not cover any period of employment during which the Section 3121(l) agreement with the Internal Revenue Service is not in effect."

              2. All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.


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              3.     Except as amended and modified hereby, the Plan shall
        continue in full force and effect and the Plan and this amendment shall be read, taken and construed as one and the same instrument.



              4. This amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument which may be evidenced by any one counterpart.


              IN WITNESS WHEREOF, this First Amendment has been executed on this May__, 1991, effective for all purposes as provided above.


                                       PLAN ADMINISTRATOR,
                                       SANTA FE ENERGY RESOURCES
                                       SAVINGS INVESTMENT PLAN



                                       By:
                                           ------------------------------------
                                           Chairman